Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

dELiA*s, INC.

Pursuant to Sections 242 and 245

of the Corporation Law of the

State of Delaware

FIRST: The name of the corporation is dELiA*s, Inc. (the “Corporation”). The Corporation was originally formed under the name of Alloy Merchandising Group, LLC as a Delaware limited liability company and was converted to a Delaware corporation under the name of dELiA*s, Inc. on August 5, 2005.

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

A. Total Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million Twenty Five Million (125,000,000), consisting of (i) 100,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 25,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

B. Common Stock

1. DIVIDENDS. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

3. VOTING. The holders of the Common Stock are entitled to one vote for each share held. There shall be no cumulative voting.

C. Preferred Stock

1. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine.

2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under the DGCL, including, without limitation, the authority to fix the following:

(a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b) The rate of dividends, if any, on the shares of that series, whether dividends shall be (i) non-cumulative, (ii) cumulative to the extent earned or (iii) cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation’s capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or class;

(c) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

(d) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(e) The rights to which the holders of the shares of that series shall be entitled in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

(f) Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class or any other series and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable, the period or periods during which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and the method (if any) of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

(g) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such additional shares of such series or shares of such other series;

(h) Whether or not the shares of that series shall have voting rights, the extent of such voting rights on specified matters or on all matters, the number of votes to which the holder of a share of such series shall be entitled in respect of such share, whether such series shall vote generally with the Common Stock on all matters or (either generally or upon the occurrence of specified circumstances) shall vote separately as a class or with other series of Preferred Stock; and

(i) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the DGCL.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the By-Laws of the Corporation so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent.

D. Special meetings of the stockholders may only be called by the Board of Directors.

SEVENTH:

A. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

EIGHTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation. Any adoption, amendment or repeal of the By-Laws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation, provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the By- Laws of the Corporation.

NINTH:

A. To the fullest extent permitted by the DGCL, as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and to any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, provided, that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the By-Laws of the Corporation may provide that the Corporation shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors and shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article NINTH or otherwise. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

B. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

C. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article NINTH.

D. The Indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The indemnification and rights to advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of paragraph 1 of this Article NINTH, shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

TENTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provisions of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ELEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation, provided that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy percent (70%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article FOURTH, or (ii) amend, alter or repeal, or adopt any provision inconsistent with, Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, and this Article ELEVENTH of this Certificate of Incorporation.

TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, dELiA*s, Inc. has caused its corporate seal to be affixed hereto and this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the Certificate of Incorporation of the Corporation, and which has been duly adopted by the sole stockholder and directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the GCL, to be signed by its Chief Executive Officer and Director as of the 8th day of December, 2005.

/s/ Robert E. Bernard
Robert E. Bernard Chief Executive Officer and Director

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT

Section 253

CERTIFICATE OF OWNERSHIP

MERGING

GFLA, INC.

AND

OG RESTRUCTURING, INC.

INTO

dELiA*s, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

dELiA*s, Inc., a corporation incorporated on the 12th day of February, 2004, pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that this corporation owns 100% of the capital stock of (a) GFLA, Inc., a corporation incorporated pursuant to the provisions of the General Corporation law of the State of California on the 8th day of December, 1997 and (b) OG Restructuring, Inc., a corporation incorporated pursuant to the provisions of the Connecticut General Statutes on the 29th day of January 1993 and that this corporation by a resolution of its Board of Directors duly adopted at a meeting held on the 9th day of June, 2011, determined to merge into itself said GFLA, Inc. and OG Restructuring, Inc. which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding stock of GFLA, Inc. and OG Restructuring, Inc., each a corporation and organized and existing under the laws of California and Connecticut, respectively; and

WHEREAS this corporation desires to merge into itself the said GFLA, Inc. and OG Restructuring, Inc. and to be possessed of all the estate, property, rights, privileges and franchises of said corporation;

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said GFLA, Inc. and OG Restructuring, Inc. and assumes all of their liabilities and obligations; and

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said GFLA, Inc. and OG Restructuring, Inc. and assume their liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 14th day of June, 2011.

By:	/s/ Marc G. Schuback
Marc G. Schuback Vice President and Secretary

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

SKATE DIRECT, LLC

AND DC RESTRUCTURING, LLC

INTO

dELIA*s, Inc.

Pursuant to title 8, Section 264 (c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is dELiA*s, Inc, a Delaware Corporation, and the name of the limited liability companies being merged into this surviving corporation are Skate Direct, LLC and DC Restructuring, LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability companies,

THIRD: The name of the surviving corporation is dELiA*s, Inc.

FOURTH: The merger is to become effective on the date of filing of this Certificate of Merger with the Secretary of State of Delaware.

FIFTH: The Agreement of Merger is on file at 50 West 23rd Street, New York, New York, 10010, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said dELiA*s, Inc. has caused this certificate to be signed by an authorized officer, the 14th day of June, A.D., 2011.

By:	/s/ Mark G. Schuback
Authorized Officer

Name:	Marc G. Schuback
Title:	Vice President and Secretary

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

dELiA*s, Inc.

dELiA*s, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of One Million (1,000,000) shares of the Corporation’s Preferred Stock, $0.001 par value per share, designated as Series A Junior Participating Preferred Stock, which resolution is as follows:

RESOLVED:	That pursuant to the authority vested in the Board of Directors of this Corporation in accordance with in accordance with Article FIFTH, Section B, of its Certificate of Incorporation, a series of Preferred Stock of the Corporation (the “Series A Junior Participating Preferred Stock”) be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series A Junior Participating Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be One Million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Participating Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of the common stock, $.001 par value per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on January 31, April 30, July 31 and

October 31 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) and the Corporation shall pay such dividend or distribution on the Series A Junior Participating Preferred Stock before the dividend or distribution declared on the Common Stock is paid or set apart; provided, however, that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision, combination of consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the holders of shares of Series A Junior Participating Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred

Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, or as otherwise provided by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends on distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation/dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series A Junior Participating Preferred Stock classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution on Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received Sixty and No/100 Dollars ($60.00) per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) If, however, there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(D) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denomination of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series A Junior Participating Preferred Stock, voting together as a single class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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IN WITNESS WHEREOF, said dELiA*s, Inc. has caused this Certificate of Designation to be signed by its duly authorized officer this 17th day of August, 2012.

dELiA*s, Inc.

By:	/s/ Walter Killough
Name: Walter Killough
Title: Chief Executive Officer